UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 27, 2011 (Date of earliest event reported)
LightPath Technologies Inc. (Exact name of registrant as specified in its charter)

FL (State or other jurisdiction of incorporation)	000-27548 (Commission File Number)	86-0708398 (IRS Employer Identification Number)

2603 Challenger Tech CT #100 (Address of principal executive offices)		32826 (Zip Code)
407-382-4003 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On December 23, 2011, the Board of Directors of LightPath Technologies, Inc. (the "Company") elected M. Scott Faris to serve as a member of the Board of Directors. Mr. Faris will occupy a Class II board seat effective immediately, as announced in the Company's press release attached as Exhibit 99.1 to this Current Report. Mr. Faris will serve for the remainder of the Class II term, which expires on the date of the Company's 2013 Annual Meeting of Stockholders.

The Board of Directors affirmatively determined that Mr. Faris qualifies as an independent director. The Board of Directors also appointed Mr. Faris as a member to the Audit Committee. Mr. Faris does not have a direct or indirect material interest in any currently proposed transaction to which the Company was or is to be a participant in which the amount involved exceeds $120,000, nor has Mr. Faris had a direct or indirect material interest in any such transaction since the beginning of the Company's last fiscal year. Mr. Faris will be compensated for his service on the Board of Directors as generally described for all directors in the Company's proxy statement for its 2012 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 16, 2011.
Mr. Faris is an experienced entrepreneur with almost two decades of operating, venture-financing and commercialization experience, involving more than 20 start-up and emerging-growth technology companies. Mr. Faris currently is the founder and CEO of Planar Energy, a company that is developing transformational ceramic solid state battery technology and products. Planar Energy is a spin-out of the U.S. Department of Energy's National Renewable Energy Laboratory. Mr. Farris received a Bachelor of Science degree in Management Information Systems from Penn State University in 1988.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of LightPath Technologies Inc. dated December 27, 2011

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2011	LIGHTPATH TECHNOLOGIES INC. By: /s/ Dorothy M Cipolla Dorothy M Cipolla CFO

Exhibit Index
Exhibit No.	Description
99.1	Press Release of LightPath Technologies Inc. dated December 27, 2011